CONTACT:
Dan Davie                                     Angela Tandy
Public Relations Specialist                   Investor Relations Analyst
Visual Networks, Inc.                         Visual Networks, Inc.
301/296-2273                                  301/296-2394
ddavie@visualnetworks.com                     atandy@visualnetworks.com


                   VISUAL NETWORKS, INC. COMPLETES ACQUISITION
                             OF NET2NET CORPORATION

Rockville, MD - May 15, 1998 - Visual Networks(R), Inc. (NASDAQ: VNWK) a leading provider of WAN service level management systems, announced today that it has completed its acquisition of privately-held Net2Net Corporation, a leading provider of ATM analysis and management systems.

Under terms of the transaction announced on April 16, 1998, Visual Networks completed its purchase of Net2Net for 2.25 million shares of Visual Networks' common stock. Based on the May 14, 1998 closing price of Visual Networks' common stock, the transaction is valued at approximately $71 million. The transaction is being accounted for as a pooling of interests and is structured as a tax-free reorganization. As a result of the acquisition, Visual Networks will recognize a one-time charge of approximately $10 million related to transaction costs.

Based in Hudson, Massachusetts, Net2Net is a leading provider of ATM analysis and management systems. The company's award-winning family of CellBlaster products are designed to help ATM equipment developers, service providers, and large end users install and troubleshoot ATM networks as they are deployed, and maintain those networks once operational. Net2Net sells its products globally, through a network of channel-focused partners, distributors, and manufacturers reps.

Visual Networks, Inc. designs, manufactures, and sells WAN service level management systems for statistically multiplexed technologies such as frame relay and IP/Internet. Visual Networks' Visual UpTime system combines WAN access functionality with innovative software for performance monitoring, troubleshooting, and network planning. Visual UpTime provides instrumentation for network performance measurement and analysis that allows WAN service providers to achieve service levels required by subscribers and to lower operating costs associated with statistically multiplexed services. Visual Networks is headquartered in Rockville, Maryland, with sales offices nationwide.

For more information about Visual Networks and Visual UpTime, contact Visual Networks, Inc., 2092 Gaither Road, Rockville, Maryland 20850, at (800) 240-4010, or via the World Wide Web at http://www.visualnetworks.com.

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This press release may contain forward-looking information within the meaning of
Section 27A of the  Securities  Act of 1933 and  Section  21E of the  Securities
Exchange Act of 1934, and is subject to the safe harbor created by those sections. Visual Networks assumes no obligations to update the information contained in this press release. Visual Networks' future results may be impacted by its ability to implement its provider deployment model, its lengthy sales
cycle,   dependence  on  its  major  customers,   risks  associated  with  rapid
technological change and the emerging services market, potential fluctuations in its quarterly operating results, its dependence on sole and limited source suppliers and fluctuations in component pricing and its dependence on key employees. Visual Networks' future results may be impacted by other risk factors listed from time to time in its SEC reports, including, but not limited to, the Company's prospectus dated February 5, 1998, its Annual Report on Form 10-K and its Quarterly Report on Form 10-Q.


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